Filed pursuant to Rule 433

dated August 6, 2014

Relating to

Preliminary Pricing Supplement dated August 6, 2014 to

Prospectus Supplement dated August 6, 2014 and

Prospectus dated November 23, 2011

Registration Statement No. 333-178133

Pricing Term Sheet for 3.15% Secured Medium-Term Notes, Series J, due August 15, 2024

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: August 6, 2014

Original Issue Date/Settlement Date: August 12, 2014, which is the fourth business day following the Trade Date. Accordingly, purchasers who wish to trade the Notes on the date hereof will be required, because the Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $250,000,000

Price to Public: 99.821% of Principal Amount, plus accrued interest, if any, from August 12, 2014 if settlement occurs after that date

Interest Rate: 3.15% per annum

Interest Payment Dates: February 15 and August 15, commencing February 15, 2015

Redemption: As specified in Preliminary Pricing Supplement dated August 6, 2014. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 12.5 basis points (0.125%).

Maturity Date: August 15, 2024

CUSIP: 74456QBH8

Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC ($55,000,000)

RBS Securities Inc. ($55,000,000)

RBC Capital Markets, LLC ($37,500,000)

Wells Fargo Securities, LLC ($37,500,000)

Co-Managers:

Mizuho Securities USA Inc. ($18,750,000)

Scotia Capital (USA) Inc. ($18,750,000)

Citigroup Global Markets Inc. ($18,750,000)

The Williams Capital Group, L.P. ($8,750,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or RBS Securities Inc. toll free at 1-866-884-2071.